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                                             June 27, 2002






Board of Directors
Third Millennium Telecommunications, Inc.
c/o Rob Menaker, CEO
262 Old New Brunswick Road
Piscataway, NJ

Gentlemen:

     This is to notify you that I hereby resign as an officer, director and employee of Third Millennium Telecommunications, Inc. effective immediately. My salary will terminate effective today, June 27, 2002.

     Please have my name removed, immediately, as a corporate signatory from all of the Company's accounts.



                                    Very truly yours


                                      /s/ Michael Galkin
                                    Michael Galkin